SoFi Reports Third Quarter 2025 with Record Net Revenue of $962 Million, Record Member and Product Growth, Net Income of $139 Million

Adjusted Net Revenue up 38% to a record $950 million
Adjusted EBITDA up 49% to a record $277 million
Fee-based Revenue up 50% to a record $409 million
Member growth up 35% to a record 12.6 million members
Product growth up 36% to a record 18.6 million products
Management Raises 2025 Guidance

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – October 28, 2025 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its third quarter ended September 30, 2025.
“SoFi delivered an exceptional third quarter, fueled by the strength of our innovation and the power of our one-stop shop strategy,” said Anthony Noto, CEO of SoFi.
“We achieved record adjusted net revenue of $950 million and added a record 905,000 new members and 1.4 million new products. Our ability to consistently deliver durable growth, strong returns, and exceptional credit performance proves that our strategy is battle-tested and built to outperform. The opportunity before us is massive and SoFi is executing from a position of unparalleled strength. That’s why we're investing aggressively across the business and accelerating innovation in crypto, blockchain, and AI to help more members than ever before get their money right.”
Consolidated Results Summary

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
($ in thousands, except per share amounts)	2025	2024		2025	2024
Consolidated – GAAP
Total net revenue	$961,600	$697,121	38%	$2,588,303	$1,940,734	33%
Net income	139,392	60,745	129%	307,771	166,192	85%
Net income attributable to common stockholders – diluted	139,738	58,059	141%	308,807	88,928	247%
Earnings per share attributable to common stockholders – diluted	$0.11	$0.05	120%	$0.25	$0.08	213%
Consolidated – Non-GAAP(1)
Adjusted net revenue	$949,626	$689,445	38%	$2,578,576	$1,867,058	38%
Adjusted EBITDA	276,881	186,237	49%	736,301	468,523	57%
Adjusted net income	139,392	60,745	129%	307,771	166,192	85%
Adjusted net income attributable to common stockholders – diluted	139,738	58,059	141%	308,807	88,928	247%
Adjusted earnings per share – diluted	$0.11	$0.05	120%	$0.26	$0.08	225%
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Product Highlights
•Set New Records in Members and Products. A record 905,000 new members joined SoFi in the quarter, up 35% from the prior year to 12.6 million. SoFi added a record 1.4 million new products, up 36% from the prior year to 18.6 million products.

•Delivering Results with SoFi’s One-Stop Shop. SoFi’s integrated financial services model drove strong product adoption across the business. Cross-buy hit its highest level since 2022, with approximately 40% of new products opened by existing SoFi members. This growth was fueled by SoFi’s industry-leading products designed to deliver exceptional value and a seamless experience for members. Innovations including Cash Coach, Level 1 Options, expanded access to alternative investments, and the increasing benefits of SoFi Plus are expected to continue driving momentum and deepen member engagement.
•Demonstrating Successful Diversification and Durable Growth with Record Fee‑Based Revenue. Total fee-based revenue across the business achieved a record $408.7 million, up 50% from the prior year, now generating over $1.6 billion on an annualized basis. This was driven by strong performance from our Loan Platform Business (LPB), which originated $3.4 billion in loans on behalf of third parties in the third quarter and generated $167.9 million in revenue, up 29% from the second quarter and 2.75x from the prior year. LPB is now running at an annualized pace of over $13 billion of originations and $660 million of high-margin, high-return, fee-based revenue.
•Accelerating Loan Originations to Record-Highs. SoFi achieved record total loan originations of $9.9 billion this quarter, up 57% year-over-year, reflecting strong demand across personal, student, and home loans. Personal loan originations reached an all-time high of $7.5 billion while student loan originations increased 58% to $1.5 billion. Home lending set a new record with nearly $945 million in originations, including a record $352 million in home equity loans. This performance was fueled by continuous innovations, including the introduction of interest-only periods for Personal Loans, new step-up repayment options for student loans, and home equity loans.
•Transforming the Future of Finance with Crypto and AI. SoFi launched fast, low-cost international remittances through the blockchain with SoFi Pay. SoFi Crypto will launch later this year and will allow members to buy, sell, and hold dozens of tokens directly in the app. SoFi launched its AI-powered Cash Coach to help members optimize their cash, with further innovations planned in 2026.
•Strengthened Brand Awareness to Attract More Members to SoFi’s Ecosystem. With continued investment to build SoFi into a trusted household name, unaided brand awareness accelerated to an all-time high of 9.1% – an increase of over 4x in just four years.
•Continuing Strength in Credit Performance. SoFi’s annualized charge-off rate decreased by more than 20-basis points for both personal loans and student loans compared to the prior quarter, with personal loan net charge-offs reaching their lowest level in over 2 years. The on-balance sheet 90-day delinquency rate for both personal loans and student loans remained consistent with the prior quarter, increasing just one basis point in the third quarter.
Consolidated Results
SoFi reported a number of key financial achievements. For the third quarter of 2025, GAAP net revenue of $961.6 million increased 38% relative to the prior-year period's $697.1 million. Record adjusted net revenue of $949.6 million grew 38% from the corresponding prior-year period of $689.4 million.
For the third quarter of 2025, total fee-based revenue reached a record of $408.7 million, a year-over-year increase of 50%. This was driven by strong performance from our Loan Platform Business, as well as origination fee revenue, referral fee revenue, interchange fee revenue and brokerage fee revenue. Together, the Financial Services and Technology Platform segments generated $534.2 million of net revenue, an increase of 57% from the prior year period.
Third quarter record adjusted EBITDA of $276.9 million increased 49% from the prior year period's $186.2 million. This represents an adjusted EBITDA margin of 29%. All three segments delivered strong contribution profit, at attractive margins.
SoFi reported its eighth consecutive quarter of GAAP profitability. For the third quarter of 2025, GAAP net income reached $139.4 million and diluted earnings per share reached $0.11.

Equity grew by $1.9 billion during the quarter, ending at $8.8 billion and $7.29 of book value per share. Tangible book value grew by $1.9 billion during the quarter, ending the period at $7.2 billion. Tangible book value per share was $5.97 at quarter-end, up from $4.08 per share in the prior year period.
Net interest income of $585.1 million for the third quarter was up 36% year-over-year. This was driven by a 29% increase in average interest-earning assets and a 76 basis point decrease in cost of funds, partially offset by a 45 basis point decrease in average asset yields year-over-year. For the third quarter, net interest margin of 5.84% increased 27 basis points year-over-year from 5.57%.
The average rate on deposits in the third quarter was 190 basis points lower than that of warehouse facilities, which translates to approximately $627.1 million of annualized interest expense savings due to the successful remixing of our funding base.
Member and Product Growth
Continued growth in both total members and products in the third quarter is the result of our continued investments in innovation and brand building and reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
SoFi added a record 905,000 members in the third quarter of 2025, bringing total members over 12.6 million, up 35% from 9.4 million at the end of the same prior year period.
SoFi also achieved record product additions of 1.4 million in the third quarter of 2025, bringing total products to nearly 18.6 million, up 36% from 13.7 million at the end of the same prior year period.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions

Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. New member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
Financial Services products increased by 37% year-over-year to 16.1 million, primarily driven by continued demand for our SoFi Money, Relay and Invest products, and drove 88% of our total product growth.
Lending products increased by 30% year-over-year to 2.5 million, driven by continued demand for personal, student, and home loan products.
Technology Platform enabled accounts decreased 1% year-over-year to 158 million.
Financial Services Segment Results
For the third quarter of 2025, Financial Services segment net revenue of $419.6 million increased 76% from the prior year period. Net interest income of $203.7 million increased 32% year-over-year, primarily driven by growth in consumer deposits. Noninterest income of $216.0 million more than doubled year-over-year.
In the third quarter, SoFi's Loan Platform Business added $167.9 million to our consolidated adjusted net revenue. Of this, $164.9 million was driven by $3.4 billion of personal loans originated on behalf of third parties as well as referrals to third parties.
In addition to our Loan Platform Business, SoFi continued to see healthy growth in interchange fee revenue in the third quarter, up 55% year-over-year, as a result of nearly $20 billion in total annualized spend in the quarter across SoFi Money and Credit Card.
Contribution profit for the third quarter of 2025 reached $225.6 million, a $125.8 million improvement from the prior year period, while contribution margin grew 12 percentage points year-over-year to 54%. This is a reflection of the strong operating leverage generated in the segment by net revenue growth of 76% with directly attributable expenses increasing only 39%.

Financial Services – Segment Results of Operations
	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net interest income	$203,660	$154,143	32%	$570,181	$413,085	38%
Noninterest income	215,963	84,165	157%	515,094	151,906	239%
Total net revenue – Financial Services	419,623	238,308	76%	1,085,275	564,991	92%
Provision for credit losses	(9,199)	(6,008)	53%	(24,869)	(24,807)	—%
Directly attributable expenses	(184,867)	(132,542)	39%	(498,285)	(348,032)	43%
Contribution profit – Financial Services	$225,557	$99,758	126%	$562,121	$192,152	193%
Contribution margin – Financial Services(1)	54%	42%		52%	34%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 4.3 million, or 37%, year-over-year, bringing the total to 16.1 million at quarter-end. SoFi Money reached 6.3 million products, Relay reached 6.0 million products and SoFi Invest reached 3.0 million products by the end of the third quarter.
Monetization continues to improve with annualized revenue per product of $104 during the third quarter, up 29% year-over-year.

In the third quarter of 2025, total deposits grew $3.4 billion to $32.9 billion, with nearly 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members.

Financial Services – Products	September 30,
	2025	2024	% Change
Money(1)	6,336,705	4,720,305	34%
Invest	3,045,078	2,394,367	27%
Credit Card	392,008	264,937	48%
Referred loans(2)	135,535	73,090	85%
Relay	6,033,791	4,199,602	44%
At Work	147,348	107,668	37%
Total financial services products	16,090,465	11,759,969	37%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.
Technology Platform Segment Results
Technology Platform segment net revenue of $114.6 million for the third quarter of 2025 increased 12% year-over-year. Contribution profit of $32.4 million reflected a contribution margin of 28%.

Technology Platform – Segment Results of Operations
	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net interest income	$432	$629	(31)%	$1,111	$1,685	(34)%
Noninterest income	114,146	101,910	12%	326,727	290,658	12%
Total net revenue – Technology Platform	114,578	102,539	12%	327,838	292,343	12%
Directly attributable expenses	(82,207)	(69,584)	18%	(231,359)	(197,495)	17%
Contribution profit	$32,371	$32,955	(2)%	$96,479	$94,848	2%
Contribution margin – Technology Platform(1)	28%	32%		29%	32%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
Technology Platform total enabled client accounts decreased 1% year-over-year, to 157.9 million down from 160.2 million in the prior-year period.

Technology Platform	September 30,
	2025	2024	% Change
Total accounts	157,859,670	160,179,299	(1)%
Lending Segment Results
For the third quarter of 2025, Lending segment GAAP net revenue of $493.4 million increased 25% from the prior year period, while adjusted net revenue for the segment of $481.4 million increased 23% from the prior year period.
Lending segment performance in the third quarter was driven by net interest income, which rose 35% year-over-year, primarily driven by growth in average loan balances of 35%.
Lending segment third quarter contribution profit of $261.6 million was up 9% from $238.9 million in the corresponding prior-year period. Lending segment adjusted contribution margin was strong at 54%. This strong performance reflects our ability to capitalize on continued strong demand for our lending products.

Lending – Segment Results of Operations
	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net interest income	$427,973	$316,268	35%	$1,161,269	$862,016	35%
Noninterest income	65,409	79,977	(18)%	188,998	205,410	(8)%
Total net revenue – Lending	493,382	396,245	25%	1,350,267	1,067,426	26%
Servicing rights – change in valuation inputs or assumptions	(11,989)	(4,362)	175%	(9,789)	(11,242)	(13)%
Residual interests classified as debt – change in valuation inputs or assumptions	15	9	67%	62	83	(25)%
Directly attributable expenses	(219,808)	(152,964)	44%	(595,295)	(411,682)	45%
Contribution profit – Lending	$261,600	$238,928	9%	$745,245	$644,585	16%
Contribution margin – Lending(1)	53%	60%		55%	60%

Adjusted net revenue – Lending (non-GAAP)(2)	$481,408	$391,892	23%	$1,340,540	$1,056,267	27%
Adjusted contribution margin – Lending (non-GAAP)(2)	54%	61%		56%	61%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
September 30, 2025
Unpaid principal	$19,456,198	$11,143,322	$713,727	$31,313,247
Accumulated interest	141,384	49,228	2,730	193,342
Cumulative fair value adjustments(1)	1,118,035	635,437	40,260	1,793,732
Total fair value of loans(2)(3)	$20,715,617	$11,827,987	$756,717	$33,300,321
June 30, 2025
Unpaid principal	$18,416,674	$10,099,685	$359,360	$28,875,719
Accumulated interest	132,100	57,581	895	190,576
Cumulative fair value adjustments(1)	1,055,163	584,375	17,137	1,656,675
Total fair value of loans(2)(3)	$19,603,937	$10,741,641	$377,392	$30,722,970
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(1) During the three months ended September 30, 2025, the cumulative fair value adjustments for personal loans were impacted by a higher unpaid principal balance and a lower weighted average discount rate, partially offset by a lower weighted average coupon, a higher weighted average conditional prepayment rate, and a higher weighted average annual default rate. The lower discount rate was primarily driven by a 10 basis point decrease in benchmark rates. The cumulative fair value adjustments for student loans were impacted by a higher unpaid principal balance, a lower weighted average discount rate, and a lower weighted average conditional prepayment rate, partially offset by lower weighted average coupon. The lower discount rate was driven by a 4 basis point decrease in benchmark rates.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.

The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	September 30, 2025	June 30, 2025	September 30, 2025	June 30, 2025
Weighted average coupon rate(1)	13.11%	13.17%	5.89%	5.98%
Weighted average annual default rate	4.33%	4.28%	0.67%	0.67%
Weighted average conditional prepayment rate	26.90%	26.45%	11.27%	11.28%
Weighted average discount rate	4.55%	4.67%	3.90%	3.97%
Benchmark rate(2)	3.39%	3.49%	3.35%	3.39%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.
For the third quarter of 2025, record origination volume of $9.9 billion increased 57% year-over-year. This was a result of continued strong member demand for personal loans, student loans and home loans as well as strong demand from capital markets partners.
Record personal loan originations of $7.5 billion in the third quarter of 2025 were up 53% year-over-year, inclusive of $3.4 billion originated on behalf of third parties through our Loan Platform Business. Third quarter student loan volume of $1.5 billion was up 58% year-over-year. Home equity loan originations were a record during the third quarter, accounting for one-third of total home loan volume. In total, home loan volume was $945 million, an increase of 93% year-over-year.
Capital markets activity in the third quarter of 2025 was very strong. Overall, SoFi sold, or transferred through our Loan Platform Business, more than $4.6 billion in total of personal loans, student loans, and home loans. In terms of personal loans, we closed $175.0 million of sales in whole loan form at a blended execution of 106.4%. In terms of student loans, we closed $376.5 million of sales in whole loan form at a blended execution of 105.9%. In terms of home loan sales, we closed $584.8 million at a blended execution of 102.9%.
In addition to our personal, student and home loan sales, SoFi executed a $466 million co-contributor securitization of loans previously originated through our Loan Platform Business. This was the third securitization of new collateral under our SoFi Consumer Loan Program (SCLP) since 2021 using collateral originated in the Loan Platform Business. Importantly, this channel provides our partners with meaningful liquidity to support their ongoing investment in the Loan Platform Business. The transaction priced at industry-leading cost-of-funds levels, with a weighted average spread of 98 basis points.
Credit performance remained strong in the third quarter. The on-balance sheet 90-day delinquency rates for both personal loans and student loans were consistent with the prior quarter.
The personal loan annualized charge-off rate decreased to 2.60% from 2.83% in the prior quarter, including the impact of asset sales, new originations and delinquency sales in the quarter. Had SoFi not sold late stage delinquent loans, it is estimated that, including recoveries, the all-in annualized net charge-off rate for personal loans would have been approximately 4.2% versus 4.5% in the prior quarter.
The data continues to support a 7–8% maximum cumulative net loss assumption for personal loans, in line with SoFi's underwriting tolerance.
Recent vintages, originated from the fourth quarter of 2022 to the fourth quarter of 2024 have net cumulative losses of 4.40%, with 39% unpaid principal balance remaining. This is well below the 6.08% observed at the same point in time for the 2017 vintage which is the last vintage that approached our 7-8% tolerance. The gap between the newer cohort curve and the 2017 cohort curve improved by 29 basis points, after improving 19 basis points last quarter, demonstrating continued improvement.
Additionally, of the first quarter of 2020 through the second quarter of 2025 originations, 60% of principal has already been paid down, with 6.7% in net cumulative losses. Therefore, for life-of-loan losses on this entire cohort of loans to reach 8%, the charge-off rate on the remaining 40% of unpaid principal would need to be approximately

10%. This would be well above past levels, providing further confidence in achieving loss rates below our 8% tolerance.

Lending – Originations and Average Balances
	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2025	2024		2025	2024
Origination volume ($ in thousands, during period)
Personal loans(1)	$7,488,879	$4,892,040	53%	$19,994,466	$12,363,036	62%
Student loans	1,491,724	943,584	58%	3,676,513	2,431,782	51%
Home loans	944,651	489,767	93%	2,261,290	1,242,851	82%
Total	$9,925,254	$6,325,391	57%	$25,932,269	$16,037,669	62%
Average loan balance ($, as of period end)(2)
Personal loans	$25,964	$25,063	4%
Student loans	42,211	42,713	(1)%
Home loans	254,660	283,948	(10)%
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(1)Inclusive of origination volume related to our Loan Platform Business.
(2)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which SoFi has continuing involvement through our servicing agreements.

Lending – Products	September 30,
	2025	2024	% Change
Personal loans(1)	1,791,918	1,305,246	37%
Student loans	622,840	551,838	13%
Home loans	47,830	33,677	42%
Total lending products	2,462,588	1,890,761	30%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Guidance and Outlook
Given the strong performance through the first three quarters of the year, management is increasing its 2025 guidance issued in our second quarter earnings.
For the full year 2025, management now expects to add at least 3.5 million new members, which represents approximately 34% growth from 2024 levels. Management expects to deliver adjusted net revenue of approximately $3.54 billion, which is $165 million higher than the prior guidance of $3.375 billion. This implies approximately 36% annual growth versus 30% in our prior guidance. Management expects adjusted EBITDA of approximately $1.035 billion, above prior guidance of $960 million. This represents an EBITDA margin of 29%. SoFi expects adjusted net income of approximately $455 million, above prior guidance of $370 million. Lastly, SoFi expects adjusted EPS of approximately $0.37 cents per share, above prior guidance of $0.31 cents per share.
Management expects growth in tangible book value of approximately $2.5 billion for the year, above our prior guidance of $640 million.
Management will further address full-year guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for full year 2025 adjusted net revenue, annual growth rate, adjusted EBITDA, adjusted EBITDA margin, GAAP net income, GAAP EPS, tangible book value, and new members, our expectations regarding our ability to continue to grow our business, build our brand and launch new business lines and products, including our plans to launch blockchain, crypto and AI related services, our ability to continue to drive momentum, deepen member engagement, and increase cross-buy, our expectations regarding the size of our market opportunity, our ability to continue to attract and execute deals, our ability to continue to improve our financials and increase our member, product and total accounts count, our ability to achieve diversified and more durable growth, including our ability to continue to grow our Loan Platform Business, our ability to continue the momentum seen in prior financial periods, our ability to have loss rates below 8%, our ability to navigate the macroeconomic, geopolitical and regulatory environment, any changes in demand for our products, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “capable” “future”, “growth”, “may”, “opportunity”, “plan”, “potential”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from macroeconomic, global, and political events, including announced or planned tariffs; (ii) our ability to maintain net income profitability, continue to increase fee-based revenue streams, continue to grow across our segments in the future, as well as our ability to meet our guidance; (iii) the impact on our business of the regulatory environment, changes in governmental policies, changes in personnel and resources of the governmental agencies that regulate us, and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits of our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our business; (x) our ability to expand our member base, increase our product adds and increase cross-buy; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to cater to a broad range of clients and continue to execute deals with current or future business partners; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last annual report on Form 10-K, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi Technologies (NASDAQ: SOFI) is a one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. Over 12.6 million members trust SoFi to borrow, save, spend, invest, and protect their money – all in one app – and get access to financial planners, exclusive experiences, and a thriving community. Fintechs, financial institutions, and brands use SoFi’s technology platform Galileo to build and manage innovative financial solutions across 157.9 million global accounts. For more information, visit www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com

Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Company Metrics
6.    Segment Financials
7.    Fee-Based Revenue
8.    Analysis of Charge-Offs
9.    Regulatory Capital

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In Thousands, Except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income
Loans and securitizations	$830,156	$671,976	$2,281,894	$1,913,265
Other	61,405	51,398	165,884	150,615
Total interest income	891,561	723,374	2,447,778	2,063,880
Interest expense
Securitizations and warehouses	29,849	31,093	87,643	89,376
Deposits	264,901	248,292	723,532	691,558
Corporate borrowings	11,595	12,871	34,527	36,307
Other	102	108	399	327
Total interest expense	306,447	292,364	846,101	817,568
Net interest income	585,114	431,010	1,601,677	1,246,312
Noninterest income
Loan origination, sales, securitizations and servicing	65,431	80,012	189,091	205,517
Technology products and solutions	89,707	90,896	266,940	262,434
Loan platform fees	164,897	55,641	385,052	78,373
Other	56,451	39,562	145,543	148,098
Total noninterest income	376,486	266,111	986,626	694,422
Total net revenue	961,600	697,121	2,588,303	1,940,734
Provision for credit losses	9,199	6,013	24,912	24,835
Noninterest expense
Technology and product development	167,144	139,714	475,496	402,801
Sales and marketing	286,878	214,904	789,798	567,032
Cost of operations	161,423	123,714	447,380	333,478
General and administrative	188,405	148,921	510,192	439,167
Total noninterest expense	803,850	627,253	2,222,866	1,742,478
Income before income taxes	148,551	63,855	340,525	173,421
Income tax expense	(9,159)	(3,110)	(32,754)	(7,229)
Net income	$139,392	$60,745	$307,771	$166,192

Earnings per share
Earnings per share – basic	$0.12	$0.06	$0.27	$0.14
Earnings per share – diluted	$0.11	$0.05	$0.25	$0.08
Weighted average common stock outstanding – basic	1,171,205	1,071,160	1,125,670	1,037,579
Weighted average common stock outstanding – diluted	1,291,011	1,104,450	1,220,053	1,078,402

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Total net revenue (GAAP)	$961,600	$697,121	$2,588,303	$1,940,734
Servicing rights – change in valuation inputs or assumptions(1)	(11,989)	(4,362)	(9,789)	(11,242)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	15	9	62	83
Gain on extinguishment of debt(3)	—	(3,323)	—	(62,517)
Adjusted net revenue (non-GAAP)	$949,626	$689,445	$2,578,576	$1,867,058
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Lending
Total net revenue – Lending (GAAP)	$493,382	$396,245	$1,350,267	$1,067,426
Servicing rights – change in valuation inputs or assumptions(1)	(11,989)	(4,362)	(9,789)	(11,242)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	15	9	62	83
Adjusted net revenue – Lending (non-GAAP)	$481,408	$391,892	$1,340,540	$1,056,267
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations.

Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.
The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Noninterest income (GAAP)	$376,486	$266,111	$986,626	$694,422
Servicing rights – change in valuation inputs or assumptions(1)	(11,989)	(4,362)	(9,789)	(11,242)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	15	9	62	83
Gain on extinguishment of debt(3)	—	(3,323)	—	(62,517)
Adjusted noninterest income (non-GAAP)	$364,512	$258,435	$976,899	$620,746
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Lending
Noninterest income – Lending (GAAP)	$65,409	$79,977	$188,998	$205,410
Servicing rights – change in valuation inputs or assumptions(1)	(11,989)	(4,362)	(9,789)	(11,242)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	15	9	62	83
Adjusted noninterest income – Lending (non-GAAP)	$53,435	$75,624	$179,271	$194,251
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impact of changes in volume over periods to present a comparable view of segment contribution profit, which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.

The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended September 30,		2025 vs 2024	Nine Months Ended September 30,		2025 vs 2024
($ in thousands)	2025	2024	$ Change	2025	2024	$ Change
Lending
Contribution profit – Lending (GAAP)	$261,600	$238,928	$22,672	$745,245	$644,585	$100,660
Net revenue – Lending (GAAP)	493,382	396,245	97,137	1,350,267	1,067,426	282,841
Contribution margin – Lending (GAAP)(1)	53%	60%		55%	60%
Incremental contribution margin – Lending (GAAP)(1)	23%			36%

Adjusted net revenue – Lending (non-GAAP)(2)	$481,408	$391,892	$89,516	$1,340,540	$1,056,267	$284,273
Adjusted contribution margin – Lending (non-GAAP)	54%	61%		56%	61%
Incremental adjusted contribution margin – Lending (non-GAAP)	25%			35%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income, adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairments and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (x) gain on extinguishment of debt, and (xi) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended September 30,		2025 vs 2024	Nine Months Ended September 30,		2025 vs 2024
($ in thousands)	2025	2024	$ Change	2025	2024	$ Change
Net income (GAAP)	$139,392	$60,745	$78,647	$307,771	$166,192	$141,579
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	11,595	12,871	(1,276)	34,527	36,307	(1,780)
Income tax expense(2)	9,159	3,110	6,049	32,754	7,229	25,525
Depreciation and amortization	59,245	51,791	7,454	171,271	149,953	21,318
Share-based expense	66,469	63,646	2,823	193,481	179,785	13,696
Restructuring charges(3)	41	1,275	(1,234)	928	1,275	(347)
Foreign currency impact of highly inflationary subsidiaries(4)	2,954	475	2,479	5,296	843	4,453
Transaction-related expense(5)	—	—	—	—	615	(615)
Servicing rights – change in valuation inputs or assumptions(6)	(11,989)	(4,362)	(7,627)	(9,789)	(11,242)	1,453
Residual interests classified as debt – change in valuation inputs or assumptions(7)	15	9	6	62	83	(21)
Gain on extinguishment of debt(8)	—	(3,323)	3,323	—	(62,517)	62,517
Total adjustments	137,489	125,492	11,997	428,530	302,331	126,199
Adjusted EBITDA (non-GAAP)	$276,881	$186,237	$90,644	$736,301	$468,523	$267,778

Total net revenue (GAAP)	$961,600	$697,121	$264,479	$2,588,303	$1,940,734	$647,569
Net income margin (GAAP)	14%	9%		12%	9%
Incremental net income margin (GAAP)	30%			22%

Adjusted net revenue (non-GAAP)(9)	$949,626	$689,445	$260,181	$2,578,576	$1,867,058	$711,518
Adjusted EBITDA margin (non-GAAP)	29%	27%		29%	25%
Incremental adjusted EBITDA margin (non-GAAP)	35%			38%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.
(2)The income tax expense recognized in 2025 is primarily attributable to the Company’s profitability, partially offset by discrete tax benefits for stock compensation recorded in each quarter.
(3)Restructuring charges in the three and nine months ended September 30, 2025 relate to legal entity restructuring.
(4)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger.
(5)Transaction-related expense in the 2024 periods included financial advisory and professional services costs associated with our acquisition of Wyndham.
(6)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(7)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
(9)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Tangible Book Value and Tangible Book Value per Common Share
Beginning in the fourth quarter of 2024, the Company modified the presentation of its tangible book value and tangible book value per share, which are non-GAAP measures. Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end. Prior periods were revised to conform with this presentation.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	September 30, 2025	September 30, 2024
Permanent equity (GAAP)	$8,779,963	$6,121,481
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(247,845)	(314,959)
Related deferred tax liabilities	48,141	15,654
Tangible book value (as of period end) (non-GAAP)	$7,186,754	$4,428,671

Common stock outstanding (as of period end)	1,204,570	1,084,137

Book value per common share (GAAP)	$7.29	$5.65
Tangible book value per common share (non-GAAP)	$5.97	$4.08
Adjusted Net Income, Adjusted Net Income Margin, Incremental Adjusted Net Income Margin and Adjusted EPS
Adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted diluted earnings per share are non-GAAP measures. Adjusted net income is defined as net income, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance.
Adjusted diluted earnings per share (“adjusted EPS”) is a non-GAAP financial measure that adjusts GAAP diluted earnings per share. Adjusted EPS is computed by dividing net income attributable to common stockholders, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance, by the diluted weighted average number of shares of common stock outstanding during the period, excluding the dilutive impact of the 2026 and 2029 convertible notes under the if-converted method for which the 2026 and 2029 capped call transactions, respectively, would deliver shares to offset dilution.
Adjusted net income margin is computed as adjusted net income divided by adjusted net revenue. Incremental adjusted net income margin is defined as the change in adjusted net income, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted EPS are useful because they enable management and investors to assess our core operating performance or results of operations, by removing the effects of certain non cash items and charges to present a comparable view for period over period comparisons of our business.

The following table: (i) reconciles adjusted net income to net income, the most directly comparable GAAP measure, (ii) reconciles adjusted EPS to diluted earnings per share, the most directly comparable GAAP measure, and (iii) presents the computations of adjusted net income margin and incremental adjusted net income margin.

	Three Months Ended September 30,		2025 vs 2024	Nine Months Ended September 30,		2025 vs 2024
($ and shares in thousands, except per share amounts)(1)	2025	2024	$ Change	2025	2024	$ Change
Net income (GAAP)	$139,392	$60,745	$78,647	$307,771	$166,192	$141,579
Adjusted net income (non-GAAP)	$139,392	$60,745	$78,647	$307,771	$166,192	$141,579

Numerator:
Net income attributable to common stockholders – diluted (GAAP)(2)	$139,738	$58,059		$308,807	$88,928
Adjusted net income attributable to common stockholders – diluted (non-GAAP)	$139,738	$58,059		$308,807	$88,928
Denominator:
Weighted average common stock outstanding – diluted	1,291,011	1,104,450		1,220,053	1,078,402
Non-GAAP adjustments:
Dilutive impact of convertible notes(3)	(20,630)	—		(25,614)	—
Adjusted weighted average common stock outstanding — diluted (non-GAAP)	1,270,381	1,104,450		1,194,439	1,078,402

Earnings per share – diluted (GAAP)(2)	$0.11	$0.05		$0.25	$0.08
Impact of adjustments per share	—	—		0.01	—
Adjusted earnings per share – diluted (non-GAAP)(2)	$0.11	$0.05		$0.26	$0.08

Net income margin (GAAP)	14%	9%		12%	9%

Adjusted net revenue (non-GAAP)(4)	$949,626	$689,445		$2,578,576	$1,867,058
Adjusted net income margin (non-GAAP)	15%	9%		12%	9%
Incremental adjusted net income margin (non-GAAP)	30%			20%
____________________
(1)Certain amounts may not recalculate exactly using the rounded amounts provided. Earnings per share is calculated based on unrounded numbers.
(2)Diluted earnings per share and diluted net income attributable to common stockholders exclude gain on extinguishment of debt, net of tax, as well as interest expense incurred, net of tax, associated with convertible note activity during the period as evaluated under the if-converted method.
(3)This non-GAAP adjustment excludes the dilutive impact of the 2026 and 2029 convertible notes, to the extent that the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution.
(4)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$3,246,351	$2,538,293
Restricted cash and restricted cash equivalents	500,096	171,067
Investment securities (includes available-for-sale securities of $2,393,242 and $1,804,043 at fair value with associated amortized cost of $2,375,811 and $1,807,686, as of September 30, 2025 and December 31, 2024, respectively)	2,512,437	1,895,689
Loans held for sale (includes $21.5 billion and $17.7 billion at fair value, as of September 30, 2025 and December 31, 2024, respectively)	21,587,350	17,684,892
Loans held for investment, at fair value	11,827,987	8,597,368
Loans held for investment, at amortized cost (less allowance for credit losses of $50,634 and $46,684, as of September 30, 2025 and December 31, 2024, respectively)	1,483,950	1,246,458
Servicing rights	383,526	342,128
Property, equipment and software	386,629	287,869
Goodwill	1,393,505	1,393,505
Intangible assets	247,845	297,794
Operating lease right-of-use assets	79,419	81,219
Other assets (less allowance for credit losses of $3,120 and $2,444, as of September 30, 2025 and December 31, 2024, respectively)	1,644,355	1,714,669
Total assets	$45,293,450	$36,250,951
Liabilities and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$32,805,663	$25,861,400
Noninterest-bearing deposits	140,736	116,804
Total deposits	32,946,399	25,978,204
Accounts payable, accruals and other liabilities	759,612	556,923
Operating lease liabilities	93,004	97,389
Debt	2,713,942	3,092,692
Residual interests classified as debt	530	609
Total liabilities	36,513,487	29,725,817
Commitments, guarantees, concentrations and contingencies
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,204,569,655 and 1,095,357,781 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	120	109
Additional paid-in capital	9,768,122	7,838,988
Accumulated other comprehensive income (loss)	9,548	(8,365)
Accumulated deficit	(997,827)	(1,305,598)
Total permanent equity	8,779,963	6,525,134
Total liabilities and permanent equity	$45,293,450	$36,250,951

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$3,193,611	$30,623	3.80%	$2,593,113	$29,353	4.50%
Investment securities	2,473,653	32,193	5.16	1,596,756	23,894	5.95
Loans	34,060,743	828,745	9.65	26,589,180	670,127	10.03
Total interest-earning assets	39,728,007	891,561	8.90	30,779,049	723,374	9.35
Total noninterest-earning assets	4,106,272			3,291,442
Total assets	$43,834,279			$34,070,491
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,379,703	$2,855	0.48%	$2,189,118	$11,489	2.09%
Savings deposits	27,293,558	249,208	3.62	19,534,413	213,760	4.35
Time deposits	1,174,096	12,838	4.34	1,847,094	23,043	4.96
Total interest-bearing deposits	30,847,357	264,901	3.41	23,570,625	248,292	4.19
Warehouse facilities	2,089,297	27,965	5.31	1,789,921	28,773	6.40
Securitization debt	58,783	523	3.53	117,172	1,031	3.50
Other debt	1,758,756	13,058	2.95	1,798,092	14,268	3.16
Total debt	3,906,836	41,546	4.22	3,705,185	44,072	4.73
Residual interests classified as debt	540	—	—	688	—	—
Total interest-bearing liabilities	34,754,733	306,447	3.50	27,276,498	292,364	4.26
Total noninterest-bearing liabilities	928,670			794,151
Total liabilities	35,683,403			28,070,649
Total temporary equity	—			—
Total permanent equity	8,150,876			5,999,842
Total liabilities, temporary equity and permanent equity	$43,834,279			$34,070,491

Net interest income		$585,114			$431,010
Net interest margin			5.84%			5.57%

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,897,624	$81,696	3.77%	$2,841,537	$101,616	4.78%
Investment securities	2,260,530	88,415	5.23	1,281,815	54,761	5.71
Loans	31,131,974	2,277,667	9.78	24,803,612	1,907,503	10.27
Total interest-earning assets	36,290,128	2,447,778	9.02	28,926,964	2,063,880	9.53
Total noninterest-earning assets	3,959,529			3,110,508
Total assets	$40,249,657			$32,037,472
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,194,369	$7,922	0.48%	$2,166,523	$36,928	2.28%
Savings deposits	25,430,891	692,273	3.64	17,267,554	565,816	4.38
Time deposits	676,466	23,337	4.61	2,355,079	88,814	5.04
Total interest-bearing deposits	28,301,726	723,532	3.42	21,789,156	691,558	4.24
Warehouse facilities	2,075,066	82,229	5.30	1,586,955	76,731	6.46
Securitization debt	64,912	1,658	3.41	223,034	6,517	3.90
Other debt	1,757,225	38,682	2.94	1,792,464	42,762	3.19
Total debt	3,897,203	122,569	4.20	3,602,453	126,010	4.67
Residual interests classified as debt	558	—	—	3,059	—	—
Total interest-bearing liabilities	32,199,487	846,101	3.51	25,394,668	817,568	4.30
Total noninterest-bearing liabilities	901,605			747,999
Total liabilities	33,101,092			26,142,667
Total temporary equity	—			160,187
Total permanent equity	7,148,565			5,734,618
Total liabilities, temporary equity and permanent equity	$40,249,657			$32,037,472

Net interest income		$1,601,677			$1,246,312
Net interest margin			5.90%			5.76%

Table 5
Company Metrics

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Members	12,642,375	11,745,572	10,915,811	10,127,323	9,372,615	8,774,236	8,131,720	7,541,860	6,957,187
Total Products	18,553,053	17,142,041	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128	11,142,476	10,447,806
Total Products — Lending segment	2,462,588	2,280,368	2,129,833	2,010,354	1,890,761	1,786,580	1,705,155	1,663,006	1,593,906
Total Products — Financial Services segment	16,090,465	14,861,673	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973	9,479,470	8,853,900
Total Accounts — Technology Platform segment	157,859,670	160,046,369	158,432,347	167,713,818	160,179,299	158,485,125	151,049,375	145,425,391	136,739,131

Total Products, excluding digital assets(1)	18,553,053	17,142,041	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128	10,876,881	9,984,685
Total Products, excluding digital assets — Financial Services segment(1)	16,090,465	14,861,673	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973	9,213,875	8,390,779
SoFi Invest, excluding digital assets(1)	3,045,078	2,853,416	2,684,658	2,525,059	2,394,367	2,332,045	2,224,705	2,115,046	2,001,951
___________________
(1)In the fourth quarter of 2023, we transferred the crypto services provided by SoFi Digital Assets, LLC, and began closing existing digital assets accounts and removing the account from Invest products. This process was completed in the first quarter of 2024.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform as a service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for other products and solutions for which the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials
(Unaudited)

	Quarter Ended
($ and shares in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Lending
Net interest income	$427,973	$372,675	$360,621	$345,210	$316,268	$279,212	$266,536	$262,626	$265,215
Total noninterest income	65,409	70,837	52,752	72,586	79,977	61,493	63,940	90,500	83,758
Total net revenue	493,382	443,512	413,373	417,796	396,245	340,705	330,476	353,126	348,973
Adjusted net revenue – Lending(1)	481,408	446,798	412,334	422,783	391,892	339,052	325,323	346,541	342,481
Contribution profit – Lending(2)	261,600	244,710	238,935	245,958	238,928	197,938	207,719	226,110	203,956
Technology Platform
Net interest income	$432	$266	$413	$473	$629	$555	$501	$941	$573
Total noninterest income	114,146	109,567	103,014	102,362	101,910	94,883	93,865	95,966	89,350
Total net revenue(2)	114,578	109,833	103,427	102,835	102,539	95,438	94,366	96,907	89,923
Contribution profit – Technology Platform	32,371	33,195	30,913	32,107	32,955	31,151	30,742	30,584	32,191
Financial Services
Net interest income	$203,660	$193,322	$173,199	$160,337	$154,143	$139,229	$119,713	$109,072	$93,101
Total noninterest income	215,963	169,211	129,920	96,183	84,165	36,903	30,838	30,043	25,146
Total net revenue	419,623	362,533	303,119	256,520	238,308	176,132	150,551	139,115	118,247
Contribution profit (loss) – Financial Services(2)	225,557	188,232	148,332	114,855	99,758	55,220	37,174	25,060	3,260
Corporate/Other
Net interest income (expense)	$(46,951)	$(48,426)	$(35,507)	$(35,851)	$(40,030)	$(6,412)	$15,968	$17,002	$(13,926)
Total noninterest income (loss)	(19,032)	(12,508)	(12,653)	(7,175)	59	(7,245)	53,634	9,254	(6,008)
Total net revenue (loss)(2)	(65,983)	(60,934)	(48,160)	(43,026)	(39,971)	(13,657)	69,602	26,256	(19,934)
Consolidated
Net interest income	$585,114	$517,837	$498,726	$470,169	$431,010	$412,584	$402,718	$389,641	$344,963
Total noninterest income	376,486	337,107	273,033	263,956	266,111	186,034	242,277	225,763	192,246
Total net revenue	961,600	854,944	771,759	734,125	697,121	598,618	644,995	615,404	537,209
Adjusted net revenue(1)	949,626	858,230	770,720	739,112	689,445	596,965	580,648	594,245	530,717
Net income (loss)	139,392	97,263	71,116	332,473	60,745	17,404	88,043	47,913	(266,684)
Adjusted EBITDA(1)	276,881	249,083	210,337	197,957	186,237	137,901	144,385	181,204	98,025
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.

Table 7.
Fee-Based Revenue
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Loan platform fees	$146,890	$42,358	$324,797	$42,508
Referrals, loan platform business	18,007	13,283	60,255	35,865
Total Loan platform fees	164,897	55,641	385,052	78,373
Referrals, other	3,695	1,960	8,813	5,732
Interchange	29,089	18,771	78,403	45,230
Brokerage	12,257	5,651	26,784	15,645
Loan origination fees	104,995	98,501	327,751	270,286
Technology services	88,023	89,432	263,585	259,551
Other	5,720	2,128	11,223	5,593
Total fee-based revenue	$408,676	$272,084	$1,101,611	$680,410

Table 8
Analysis of Charge-Offs
(Unaudited)

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$20,963,542	$137,342	2.60%	$16,680,744	$147,554	3.52%
Student loans	11,185,653	19,534	0.69%	7,508,433	12,963	0.69%
Home loans	536,756	—	—%	78,320	—	—%
Secured loans	821,851	—	—%	1,896,354	—	—%
Credit card	387,664	6,398	6.55%	273,947	9,481	13.77%
Commercial and consumer banking	165,277	5	0.01%	151,382	21	0.06%
Total loans	$34,060,743	$163,279	1.90%	$26,589,180	$170,019	2.54%

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$19,339,051	$417,386	2.89%	$16,106,495	$433,775	3.60%
Student loans	10,117,039	53,878	0.71%	7,152,682	34,384	0.64%
Home loans	393,050	—	—%	65,465	—	—%
Secured loans	782,713	—	—%	1,065,438	—	—%
Credit card	341,725	20,953	8.20%	273,103	31,061	15.19%
Commercial and consumer banking	158,396	9	0.01%	140,429	50	0.05%
Total loans	$31,131,974	$492,226	2.11%	$24,803,612	$499,270	2.69%

Table 9
Regulatory Capital
(Unaudited)

	September 30, 2025		September 30, 2024
($ in thousands)	Amount(1)	Ratio(1)	Amount	Ratio	Required Minimum(2)
SoFi Technologies
CET1 risk-based capital	$6,719,666	20.0%	$4,263,249	16.2%	7.0%
Tier 1 risk-based capital	6,719,666	20.0%	4,263,249	16.2%	8.5%
Total risk-based capital	6,770,083	20.2%	4,311,370	16.3%	10.5%
Tier 1 leverage	6,719,666	16.1%	4,263,249	13.2%	4.0%
Risk-weighted assets	33,522,251		26,379,209
Quarterly adjusted average assets	41,783,596		32,219,128
___________________
(1)Estimated.
(2)Required minimums presented for risk-based capital ratios include the required capital conservation buffer.